Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Grey Wolf, Inc.:
We consent to the incorporation by reference in the registration statement (Nos. 333-6077, 333-14783, 333-20423, 333-39683, 333-86949, 333-40874, 333-106997, 333-113447, 333-114357, and 333-116905) on Forms S-3 and S-3/A and (Nos. 333-65049, 333-19027, 333-41334, 33-34590, 33-75338, 333-90888, and 333-120655) on Forms S-8 of Grey Wolf, Inc. of our reports dated February 28, 2008, with respect to the consolidated balance sheets of Grey Wolf, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007, and related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Grey Wolf, Inc.
As discussed in Note 2, the Company adopted the provisions of the Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB No. 109, effective January 1, 2007. As discussed in Note 1, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, effective January 1, 2006.
KPMG LLP
Houston, Texas
February 28, 2008